Press Release	Source: Vitro Diagnostics, Inc.

Vitro Biopharma Receives Funding to Expand its Stem Cell Therapies

Golden, Colorado—March 29, 2017 —Vitro Diagnostics, Inc. (OTCPK: VODG), dba Vitro Biopharma, announced the completion of a bridge loan in the amount of $125,000 and the execution of a Memorandum of Understanding (“MOU”) outlining the terms of a larger, subsequent financing to provide a total of not less than $1.7 million.  Completion of the subsequent larger financing through the execution of a definitive agreement would initiate the establishment of a stem cell center of excellence in the Grand Cayman Islands. The bridge loan is provided by the Caribbean GC Development Fund, Ltd; a Cayman-based company specifically organized to fund stem cell projects in Grand Cayman.

“The benefits of the award-winning stem cell technology that Vitro Biopharma brings combined with the pristine and affluent environment of Grand Cayman and the availability of highly trained professional staff makes for a prolific, highly professional and cutting edge organization that directly addresses the immediate needs for those who are requiring the very best care available”, commented, Mr. William W. Becker, CEO of the Caribbean GC Development Fund, Ltd. Vitro Biopharma has recently established Halo Cell Sciences, Ltd.(“HCS”) as a wholly owned subsidiary incorporated under the laws of the Grand Cayman Islands. HCS will provide the platform and benefit to Vitro Biopharma in expanding its focus to include the application of its technology, products & services for various unmet medical needs in regenerative medicine. Stem cell therapy is evolving through early stage clinical trials as a therapeutic option for treatment of skeletal-muscular conditions such as osteoarthritis, various neurological conditions and cardiovascular disease.

Dr. Jim Musick, Ph.D., President and CEO of Vitro Biopharma said, “We continue to see growth of our product and service revenue as we move towards the achievement of profitability.  We plan to use our increased resources to gain SEC compliance, expand operations and to access new distribution channels & capital.  Our team has recently been expanded to include the expert services of John R. Evans as CFO.  John has extensive financial experience as CFO/CEO of start-ups & large capital firms with $250 million in revenues. John’s expertise also includes raising significant capital, numerous M&A transactions, several successful IP licenses and strategic business development.  I value his services and look forward to enhanced operational efficiency and expanded growth due to his addition to our team.  Together with our advanced, propriety stem cell technology, products and services, we are well-positioned to capitalize on the growing global market for stem cell-based regenerative medicine. As is the case with our existing Fortune 100 clients; the Caribbean GC Development Fund chose us because of our highest of quality standards and technological advancements.  Our expanding array of technology and services affords stem cell-based regenerative medicine approaches providing new avenues of treatment to several conditions that have previously been treated only at a symptomatic level.”

John R Evans said, “I am pleased to be on the team with Jim who is taking his leading edge research from the lab into practical applications that are going to drive the corporate revenue growth for years ahead.”

About Vitro Biopharma

Vitro Biopharma’s (http://www.vitrobiopharma.com/) mission is “Harnessing the Power of Cells™” for the advancement of regenerative medicine to its full potential. Vitro Biopharma operates within a modern, GMP-compliant biotechnology manufacturing and R&D facility in Golden, Colorado.  Vitro Biopharma manufactures and sells “Tools for Stem Cell and Drug Development™”, including human mesenchymal stem cells and derivatives, the MSC-Gro™ Brand of optimized media for MSC self-renewal and lineage-specific differentiation.  Our cell lines also include cancer-associated fibroblasts (CAFs) derived from lung, colorectal, ovarian, uterine, breast and pancreatic tumors.   In addition, we provide MSC-derived progenitor cells, including neural stem cells (NSCs), nephron progenitor cells (NPCs) as well as a growing line of terminally differentiated cells: cholinergic, dopaminergic and sensory neurons, osteoblasts, chondrocytes, cardiomyocytes, and renal tubular epithelial cells.  A primary application of these terminally differentiated cells is cell-based assays for drug discovery and pre-clinical toxicology of drugs, drug candidates and drug combinations that may produce toxic effects on cardiac, neural or renal cells, either directly or through metabolites derived from the interaction of drugs with specific cells such as liver cells.  Vitro Biopharma now provides its Clinical Grade MSC-Gro™ Media for expansion of stem cells prior to transplantation for clinical studies of osteoarthritis treatment and products for use in preliminary studies of stem cell activation therapy for ASD & autoimmunity.

Vitro Biopharma received the Frost and Sullivan Technology Innovation Leadership Award for the industry sector: Stem Cell Tools and Technology in North America, 2014.

Mission Statement: “As a leader in stem cell technology we manufacture and distribute multiple stem cell therapies for the treatment of degenerative diseases.”

About the Caribbean GC Development Fund Ltd.

Is a special purpose corporation based in the Grand Cayman Islands with a specific goal of addressing the demand for stem cell therapies and the continued research in the field of regenerative medicine for both local markets and the multibillion dollar medical tourism industry.

Forward-Looking Statements

Statements herein regarding financial performance have not yet been reported to the SEC nor reviewed by the Company’s auditors. Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements”.  Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.

Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dr. James Musick

Chief Executive Officer

Vitro Biopharma

(303) 999-2130 Ext. 3

E-mail: jim@vitrobiopharma.com

Source: Vitro Diagnostics, Inc.